Exhibit 4.4
SECURITY AGREEMENT
dated as of April 7, 2010
between
EACH OF THE GRANTORS PARTY HERETO
and
U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

i

SCHEDULE 1.1 — EXCLUDED REAL PROPERTY
SCHEDULE 5.2 — GENERAL INFORMATION
SCHEDULE 5.3 — COLLATERAL IDENTIFICATION
SCHEDULE 5.5 — FINANCING STATEMENTS
SCHEDULE 5.6 — LOCATION OF EQUIPMENT AND INVENTORY
EXHIBIT A — PLEDGE SUPPLEMENT
 ii

SECURITY AGREEMENT
          This SECURITY AGREEMENT, dated as of April 7, 2010 (the “Effective Date”) (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among MASON FAMILY RESORTS, LLC, a Delaware limited liability company (“Mason Resorts”), GREAT WOLF LODGE OF GRAPEVINE, LLC, a Delaware limited liability company (“GW Grapevine”), GREAT WOLF WILLIAMSBURG SPE, LLC, a Delaware limited liability company (“Williamsburg SPE”; and together with Mason Resorts and GW Grapevine, each a “Grantor”, and collectively, the “Grantors”), and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent for the benefit of the Secured Parties (as hereinafter defined).
RECITALS:
     WHEREAS, reference is made to that certain Indenture dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among GWR Operating Partnership, L.L.L.P., a Delaware limited liability limited partnership (the “Parent”), and Great Wolf Finance Corp., a Delaware corporation (collectively, the “Co-Issuers” and each individually, a “Co-Issuer”), the Grantors, the other guarantors party thereto (together with the Grantors, the “Guarantors”), and U.S. Bank National Association, as Trustee and Collateral Agent;
     WHEREAS, pursuant to the terms of the Indenture, each Guarantor, including each Grantor, party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Trustee for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligors’ (as hereinafter defined) obligations under the Indenture and the Notes (as hereinafter defined) (collectively, the “Note Guarantees”);
     WHEREAS, in order to secure the Grantors’ Secured Obligations (as hereinafter defined), each Grantor intends to grant the Collateral Agent, for the benefit of the Secured Parties, a lien on the Collateral (as hereinafter defined) on the terms and subject to the conditions contained herein;
     WHEREAS, the proceeds of the Notes will be used in part to enable the repayment in full of certain of the Grantors’ existing indebtedness;
     WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the issuance of the Notes and from the transactions contemplated by the Notes Documents (as hereinafter defined); and
     WHEREAS, each Grantor hereby acknowledges that the Collateral Agent has been induced to enter into the Indenture and the Security Documents (as hereinafter defined), and the Holders (as hereinafter defined) have been induced to purchase the Notes, on the basis of the representations and warranties, covenants and other terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.
     1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:
          “Agreement” shall have the meaning assigned to such term in the preamble.
          “Assigned Agreements” shall mean all agreements, contracts and documents to which any Grantor is a party as of the Effective Date, or to which any Grantor becomes a party after the Effective Date, including, without limitation, each Material Contract, as each such agreement, contract and document may be amended, restated, supplemented or otherwise modified from time to time.
          “Capital Stock” shall have the meaning assigned to such term in the Indenture.
          “Cash Equivalents” shall have the meaning assigned to such term in the Indenture.
          “Cash Proceeds” shall have the meaning assigned to such term in Section 9.7 hereof.
          “Co-Issuer” and “Co-Issuers” shall have the respective meanings assigned to such terms in the recitals.
          “Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.
          “Collateral Account” shall mean any account established by the Collateral Agent.
          “Collateral Agent” shall have the meaning assigned to such term in the Indenture.
          “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
          “Collateral Support” shall mean all property assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in real or personal property.
          “Control” shall mean: (i) with respect to any Deposit Accounts, control within the meaning of Section 9-104 of the UCC, (ii) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (iii) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (iv) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (v) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC, (vi) with respect to Letter of Credit Rights, control within the meaning of Section 9-107 of the UCC and (vii) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.
          “Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement listed in Schedule 5.3(II) attached hereto under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).
          “Copyrights” shall mean all United States, and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, protected designs within the meaning of 17 U.S.C. 1301 et. Seq. and community designs), and all mask works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, as well as all moral rights, reversionary interests, and termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed in Schedule 5.3(II) attached hereto under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Destruction” shall mean any loss or damage to any Collateral as a result of fire or casualty or destruction of such Collateral.
          “Effective Date” shall have the meaning assigned to such term in the recitals.
          “Excepted Lien” shall mean any Lien referred to in clauses (2), (3) or (5) of the definition of “Permitted Lien” (as defined in the Indenture) and any replacement of such Permitted Liens pursuant to clause (11) of the definition thereof.
          “Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.
          “Excluded Real Property” shall mean (i) that certain real property owned by Williamsburg Meadows, LLC located in Williamsburg, Virginia, which commonly known as parcel “B”, as is more particularly described in Schedule 1.1(a) attached hereto; (ii) that certain real property owned by Williamsburg Landlord Parcel C, LLC located in Williamsburg, Virginia, which commonly known as parcel “C”, as is more particularly described in Schedule 1.1(b) attached hereto; and (iii) any other interest of any Grantor in real property other than any Mortgaged Property if the greater of the cost, Fair Market Value (as defined in the Indenture) and the book value of such interest is less than $300,000, including, without limitation, each real property interest listed in Schedule 1.1(c) attached hereto (as such Schedule 1.1 may be amended or supplemented from time to time).

          “Grantor” and “Grantors” shall have the respective meanings assigned to such terms in the preamble.
          “Grapevine Deed of Trust” shall mean that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of April 7, 2010 from Great Wolf Lodge of Grapevine, LLC, as trustor, in favor of Collateral Agent, as beneficiary, for the benefit of the Secured Parties (as defined therein), encumbering certain real property located in Tarrant County, Texas, as more particularly described therein, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “GW Grapevine” shall have the meaning assigned to such term in the preamble.
          “Guarantors” shall have the meaning assigned to such term in the recitals.
          “Holders” shall mean the holders of the Notes from time to time.
          “Indenture” shall have the meaning assigned to such term in the recitals.
          “Insurance” shall mean all insurance policies covering any or all of the Collateral.
          “Intellectual Property” shall mean, the collective reference to all intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets and Trade Secret Licenses.
          “Investment Accounts” shall mean the Collateral Accounts, Securities Accounts, Commodities Accounts and Deposit Accounts.
          “Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Debt, Cash Equivalents, the Investment Accounts and certificates of deposit.
          “IP Collateral” shall mean all right, title and interest in and to Intellectual Property, including (i) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof, (ii) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto and (iii) all payments and rights to payments arising out of the sale, lease, license, assignment or other disposition thereof.
          “License” shall mean any license, permit, franchise, registration, filing, order, declaration, qualification, approval, consent, certificate or other authorization, in each case required under applicable laws to own, lease, operate or otherwise conduct the business activities of the Grantors.
          “Lien” shall have the meaning assigned to such term in the Indenture.
          “Mason Mortgage” shall mean that certain Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of April 7, 2010 from Mason Family Resorts, LLC, as mortgagor, in favor of Collateral Agent, as mortgagee, for the benefit of the Secured Parties (as defined therein), encumbering certain real property located in Warren County, Ohio, as more particularly described therein, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Mason Resorts” shall have the meaning assigned to such term in the preamble.
          “Material Adverse Effect” shall mean any circumstance, event, occurrence or effect that has or would reasonably be expected to have an effect that is materially adverse to the business, assets, operation and condition of all of the Grantors, taken as a whole.
          “Material Contract” shall mean any contract or other arrangement to which any Grantor is a party (other than the Notes Documents) for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect.
          “Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.
          “Mortgages” shall mean the Mason Mortgage, the Grapevine Deed of Trust, the Williamsburg Deed of Trust and any other agreement pursuant to which a Lien is granted in favor of the Collateral Agent in real property owned by any Grantor, as each may be amended, restated, supplemented or otherwise modified from time to time.
          “Note Guarantees” shall have the meaning assigned to such term in the recitals.
          “Notes” shall mean the 10.875% first mortgage notes due 2017 in an aggregate principal amount of $230,000,000 issued by the Co-Issuers pursuant to the Indenture, and any exchange notes or other first mortgage notes issued from time to time under the Indenture.
          “Notes Documents” shall mean the Indenture, the Notes, the Note Guarantees, this Agreement, the other Security Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered by any Obligor at any time in connection with any Obligation (as defined in the Indenture) to any Secured Party, as each may be amended, supplemented, refunded, deferred, restructured, replaced or refinanced from time to time in whole or in part (whether with the Collateral Agent and Holders or other agents and lenders or otherwise), in each case in accordance with the provisions of this Agreement.
          “Obligors” shall mean the Co-Issuers, the Grantors and the other Guarantors.
          “Officers’ Certificate” shall have the meaning assigned to such term in the Indenture.
          “Parent” shall have the meaning assigned to such term in the recitals.
          “Parent Guarantors” shall have the meaning assigned to such term in the Indenture.
          “Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement listed in Schedule 5.3(II) attached hereto under the heading “Patent Licenses” (as such schedule may be amended or supplemented from time to time).
          “Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, without limitation: (i) each patent and patent application listed in Schedule 5.3(II) attached hereto under the heading “Patents” (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all patentable inventions and improvements thereto, and (iv) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Permitted Collateral Liens” shall have the meaning assigned to such term in the Indenture.
          “Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A attached hereto.
          “Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor (excluding intercompany indebtedness owned by any Affiliate of a Grantor), whether or not evidenced by any Instrument, including, without limitation, all indebtedness described on Schedule 5.3(I) attached hereto under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments, if any, evidencing such any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.
          “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible, Payment Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
          “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of UCC financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or non-written forms of information related in any way to the foregoing or any Receivable.
          “Resort Facility” shall mean any resort property and other property or assets directly ancillary thereto or directly used in connection therewith, including any building,

restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, owned or operated by any Grantor.
          “Secured Obligations” shall have the meaning assigned to such term in Section 3.1 hereof.
          “Secured Parties” shall mean, collectively, the Holders, the Collateral Agent and the Trustee.
          “Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Security Documents” shall mean this Agreement, the Mortgages, the Note Guarantees and the other Collateral Documents (as defined in the Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Secured Obligation or under which rights or remedies with respect to such Liens are governed, as the same may be amended, supplemented or otherwise modified from time to time.
          “Subsidiary” shall have the meaning assigned to such term in the Indenture.
          “Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement in Schedule 5.3(II) attached hereto under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).
          “Trademarks” shall mean all United States, and foreign trademarks, trade names, trade dress, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, whether or not registered, and with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed in Schedule 5.3(II) attached hereto under the heading “Trademarks”(as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, and (iv) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Trade Secret Licenses” shall mean any and all written agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement listed in Schedule 5.3(II) attached hereto under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).
          “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not the foregoing has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to the foregoing, and with respect to any and all of the foregoing, all other rights of any kind accruing thereunder or pertaining thereto throughout the world.
          “Trustee” shall have the meaning assigned to such term in the Indenture.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.
          “United States” shall mean the United States of America.
          “Williamsburg Deed of Trust” shall mean that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of April 7, 2010 from Great Wolf Williamsburg SPE, LLC, as trustor, to Collateral Agent, as beneficiary, for the benefit of the Secured Parties (as defined therein), encumbering certain real property located in York County, Virginia, as more particularly described therein, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Williamsburg SPE” shall have the meaning assigned to such term in the preamble.
     1.2 Definitions; Interpretation.
          (a) In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, As-Extracted Collateral, Bank, Certificated Security, Chattel Paper, Consignee, Consignment, Consignor, Commercial Tort Claims, Commodity Account, Commodity Contract, Commodity Intermediary, Deposit Account, Document, Entitlement Order, Equipment, Electronic Chattel Paper, Farm Products, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivable, Instrument, Inventory, Letter of Credit Right, Manufactured Home, Money, Payment Intangible, Proceeds, Record, Securities Account, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.
          (b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture. The incorporation by reference of terms defined in the Indenture shall survive any termination of the Indenture until this Agreement is terminated as provided in Section 11 hereof. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Indenture, the Indenture shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.
SECTION 2. GRANT OF SECURITY.
     2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of any kind owned by such Grantor relating to such Grantor’s Resort Facility or used or useful in connection therewith, in each case whether now owned or existing or hereafter acquired or arising and wherever the same may be located, including without limitation the following (all of which being hereinafter collectively referred to as the “Collateral”):
          (a) Accounts;
          (b) Chattel Paper;
          (c) Documents;
          (d) General Intangibles;
          (e) Goods (including, without limitation, Inventory and Equipment);
          (f) Instruments;
          (g) Insurance;
          (h) IP Collateral;
          (i) Investment Related Property (including, without limitation, Deposit Accounts, Cash Equivalents, Securities Accounts and the Collateral Accounts);
          (j) Letter of Credit Rights;
          (k) Money;
          (l) Receivables and Receivable Records;
          (m) Fixtures;
          (n) Commercial Tort Claims now or hereafter described on Schedule 5.3(III) attached hereto;

          (o) Licenses;
          (p) Assigned Agreements, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, bond, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) all claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) all rights of such Grantor to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder;
          (q) all Collateral Records, Collateral Support and Supporting Obligations, relating to the applicable Resort Facility; and
          (r) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
     2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to:
          (a) any asset to the extent that the grant of a security interest in such asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to applicable law;
          (b) any right, title or interest in any permit, lease, license, contract or agreement held by any Grantor or to which any Grantor is a party or any of its right, title or interest thereunder that would otherwise constitute Collateral to the extent, but only to the extent, that (i) such a grant would, under the terms of such permit, lease, license, contract or agreement, require the consent of any Person other than the Parent or any of its Subsidiaries or controlled Affiliates as a condition to the assignment thereof or to the creation by such Grantor of a Lien thereon or (ii) such a grant is prohibited by or in violation of (1) any law, rule or regulation applicable to such Grantor or (2) a term, provision or condition of any such permit, lease, license, contract or agreement, in the case of the foregoing clauses (1) and (2), when such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provisions) of any relevant jurisdiction or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, such right, title or interest in such permit, lease, license, contract or agreement shall cease to be an “Excluded Asset” (and the security interest granted hereunder shall immediately attach);
          (c) the Capital Stock of the Issuers, Parent Guarantors or any Subsidiary of the Parent;
          (d) applications for any Trademarks that have been filed with the U.S. Patent and Trademark Office on the basis of an “intent to use” with respect to such Trademarks;
          (e) any motor vehicles, vessels and aircraft or other property subject to a certificate of title statute of any jurisdiction;
          (f) any intercompany debt obligations;

          (g) assets located outside of the United States to the extent a Lien on such assets cannot be created and perfected under United States federal or state law; and
          (h) any asset of a Grantor that is subject to an Excepted Lien to the extent the documents relating to such Excepted Lien would not permit such asset to be subject to the Liens created under the Collateral Documents; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, such asset shall cease to be an “Excluded Asset” (and the security interest granted hereunder shall immediately attach).
SECTION 3. SECURED OBLIGATIONS; GRANTORS REMAIN LIABLE.
     3.1 Secured Obligations. This Agreement secures, and the Collateral is collateral security for, the performance of the covenants and agreements of each Grantor contained in the Indenture, this Agreement, the other Notes Documents and related documents, and, among other obligations, the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, repurchase, redemption, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law (and any successor provision thereof)) of the following:
          (a) all of the obligations and liabilities of each of the Grantors to the Trustee, the Collateral Agent or any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the other Notes Documents and related documents to which any Grantor is party, made, delivered or given in connection with any of the foregoing, in each case whether such obligations and liabilities are on account of principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including, without limitation, all fees and disbursements of counsel to the Collateral Agent or to the Secured Parties) that are required to be paid by the Co-Issuers pursuant to the terms of any of the foregoing agreements;
          (b) all covenants and agreements, obligations, liabilities and other obligations of any kind (including, without limitation, principal, interest, fees, reimbursement obligations, administrative costs and indemnities) of each Grantor, or combination thereof, now existing or arising in the future from time to time under or in respect of this Agreement, the Indenture and the other Notes Documents and related documents to which any Grantor is a party;
          (c) any and all other amounts, liabilities, and obligations for which or for the performance of which any Grantor or any combination thereof is or may become indebted or obligated under the terms of this Agreement, the Indenture and the other Notes Documents and related documents to which any Grantor is a party;
          (d) any and all renewals, increases, rearrangements, modifications, supplements, restatements and extensions of the foregoing items of indebtedness and obligations; and
          (e) costs and expenses of collection (including, without limitation, reasonable attorneys’ fees and expenses), actually incurred by the Collateral Agent in obtaining performance of, or in collecting any payments due under, the Indenture and the other Notes Documents and related documents to which any Grantor is a party, commissions, expenses, charges, reimbursement obligations, indemnification obligations, reasonable fees and expenses due and payable to any Secured Party under the Indenture and the other Notes Documents and such related documents.
     Each and every such indebtedness, liability and obligation of any kind of any Grantor described and included in this Agreement, whether such item is absolute or contingent, due or not due, liquidated or unliquidated, arising under or in connection with the Indenture, this Agreement and the other Notes Documents or any of them (including, without limitation, the foregoing) is intended to be fully secured by the liens, assignments, and security interests created under and by virtue of this Agreement, and all such items so secured (now or hereafter existing or arising) are hereinafter collectively referred to herein as the “Secured Obligations.”
     3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party, (b) each Grantor shall remain liable under each of the Assigned Agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any Assigned Agreement included in the Collateral, and (c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the Assigned Agreements included in the Collateral.
SECTION 4. PERFECTION REQUIREMENTS
     Each Grantor shall deliver to the Collateral Agent all UCC financing statements or continuation statements as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect or preserve any security interest or Lien granted to the Collateral Agent.
SECTION 5. REPRESENTATIONS AND WARRANTIES.
Each Grantor hereby represents and warrants, on the Effective Date, that:
     5.1 Due Authorization and Execution.
          (a) Such Grantor is a duly formed and validly existing limited liability company under the law of the state or commonwealth of its formation and, if applicable, in good standing under the laws of the state or commonwealth of its formation and under the laws of the states or commonwealths in which the Resort Facility affiliated with such Grantor is located.
          (b) Such Grantor has full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder and under those Notes Documents to which it is a party.
          (c) Each of the persons executing this Agreement on behalf of such Grantor is authorized to do so.

          (d) This Agreement constitutes a valid and legally binding obligation of such Grantor enforceable against such Grantor in accordance with its terms.
     5.2 Grantor Information and Status.
          (a) Schedules 5.2(A) and 5.2(B) attached hereto (as such schedule may be amended or supplemented from time to time) set forth under the appropriate headings: (i) the full legal name of such Grantor, (ii) all trade names or other names under which such Grantor currently conducts business, (iii) the type of organization of such Grantor, (iv) the jurisdiction of organization of such Grantor, (v) its organizational identification number, if any, and (vi) the jurisdiction where the chief executive office or its sole place of business is located.
          (b) Except as provided on Schedule 5.2(C) attached hereto, such Grantor has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years.
          (c) Except as provided on Schedule 5.2(D) attached hereto, such Grantor has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated.
          (d) Such Grantor has been duly organized and is validly existing as an entity of the type as set forth opposite such Grantor’s name on Schedule 5.2(A) attached hereto solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 5.2(A) attached hereto and remains duly existing as such. Such Grantor has not filed any certificates of dissolution or liquidation, any certificates of domestication, transfer or continuance in any other jurisdiction.
          (e) Such Grantor is not a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).
     5.3 Collateral Identification and Special Collateral.
          (a) Schedule 5.3 attached hereto (as such schedule may be amended or supplemented from time to time) sets forth under the appropriate headings all of such Grantor’s: (i) material Pledged Debt; (ii) material Securities Accounts, (iii) material Deposit Accounts, (iv) material Commodity Contracts and Commodity Accounts, (v) United States and foreign registrations and issuances of and applications for material Patents, Trademarks, and Copyrights owned by such Grantor, (vi) material Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses, (vii) material Commercial Tort Claims, (viii) material Letter of Credit Rights for letters of credit, (ix) the name and address of any warehouseman, bailee or other third party in possession of any material portion of such Grantor’s Inventory, Equipment and other tangible personal property, and (x) Material Contracts.
          (b) All information supplied by such Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

          (c) None of the personal property included in the Collateral is located in any country other than the United States.
          (d) As of the Effective Date, there is no material property or asset of any Grantor constituting an Excluded Asset pursuant to Section 2.2(a) hereof.
          (e) The Collateral, the Mortgaged Property, the Excluded Assets and the Excluded Real Property are all of the material assets used in connection with the Mortgaged Properties and in the business activities of the Grantors.
     5.4 Ownership of Collateral and Absence of Other Liens.
          (a) Such Grantor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, developed or created (including by way of lease or license), will continue to own or have such rights in each item of the Collateral (except as otherwise permitted by the Indenture or as would not have a Material Adverse Effect), in each case free and clear of any and all Liens, rights or claims of all other Persons, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than any Permitted Collateral Liens.
          (b) Other than any UCC financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (i) UCC financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing on the date hereof and (ii) UCC financing statements filed in connection with Permitted Collateral Liens.
          (c) No Person (other than the applicable Grantor) is in Control of any Collateral.
     5.5 Status of Security Interest.
          (a) Upon the filing of UCC financing statements naming such Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 5.5 attached hereto (as such schedule may be amended or supplemented from time to time), the security interest of the Collateral Agent in all Collateral that can be perfected by the filing of a financing statement under the UCC as in effect in any jurisdiction will constitute a valid, perfected, first priority Liens subject, in the case of priority only, to any Permitted Collateral Liens with respect to Collateral.
          (b) No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except for the filings contemplated by clause (a) above.
     5.6 Goods and Receivables.

          (a) Other than any Inventory or Equipment (i) in transit or (ii) having an aggregate value not in excess of $250,000, all of the Equipment and Inventory included in the Collateral is located only at the locations specified in Schedule 5.6 attached hereto (as such schedule may be amended or supplemented from time to time).
     5.7 Intellectual Property.
          (a) Except as would not have a Material Adverse Effect, such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 5.3(II) attached hereto (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for, in the case of priority only, Permitted Collateral Liens and the licenses set forth on Schedule 5.3(II) attached hereto (as such schedule may be amended or supplemented from time to time);
          (b) Except as would not have a Material Adverse Effect, all Intellectual Property of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks of such Grantor in full force and effect.
          (c) Except as would not have a Material Adverse Effect, all Intellectual Property is valid and enforceable. Except as would not have a Material Adverse Effect, no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Intellectual Property of such Grantor, and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened.
          (d) Except as would not have a Material Adverse Effect, all registrations, issuances and applications for Copyrights, Patents and Trademarks of such Grantor are standing in the name of such Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by such Grantor has been licensed by such Grantor to any Affiliate or third party, except as disclosed in Schedule 5.3(II) attached hereto (as such schedule may be amended or supplemented from time to time), and all exclusive Copyright Licenses in respect of registered Copyrights have been properly recorded in the U.S. Copyright Office or, where appropriate, any foreign counterpart.
          (e) Except as would not have a Material Adverse Effect, all Copyrights owned by such Grantor have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart.
          (f) Except as would not have a Material Adverse Effect, such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any Intellectual Property that has not been terminated or released.
          (g) Except as would not have a Material Adverse Effect, such Grantor has been using appropriate statutory notice of registration in connection with the use of registered

Trademarks, proper marking practices in connection with its use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights.
          (h) Except as would not have a Material Adverse Effect, such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets in accordance with industry standards.
          (i) Except as would not have a Material Adverse Effect, such Grantor controls the nature and quality of all products sold and all services rendered under or in connection with all Trademarks of such Grantor, in each case consistent with industry standards, and has taken all action necessary to insure that all licensees of the Trademarks owned by such Grantor comply with such Grantor’s standards of quality.
          (j) To the knowledge of such Grantor, the conduct of such Grantor’s business does not materially infringe, misappropriate, dilute or otherwise violate any Intellectual Property right of any other Person. No claim has been made in writing that the use of any material Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the asserted rights of any other Person, and no demand that such Grantor enter into a license or co-existence agreement has been made but not resolved.
          (k) To the best of such Grantor’s knowledge, except as would not have a Material Adverse Effect, no Person is infringing upon, misappropriating, diluting or otherwise violating any rights in any Intellectual Property owned, licensed or used by such Grantor, or any of its respective licensees; and
          (l) No settlement or consents, covenants not to sue, co-existence agreements, non-assertion assurances, or releases have been entered into by Grantor or binds Grantor in a manner that could adversely affect Grantor’s rights to own, license or use any material Intellectual Property.
     5.8 Miscellaneous.
          (a) No Material Contract prohibits assignment or requires consent of or notice to any Person in connection with the assignment to the Collateral Agent hereunder, except such as has been given or made.
SECTION 6. COVENANTS AND AGREEMENTS.
Each Grantor hereby covenants and agrees as follows with respect to all provisions of this Section 6.
     6.1 Grantor Information and Status.
          (a) Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Indenture, it shall not change such Grantor’s name, identity, Federal Taxpayer Identification Number or state organizational identification number, type of organization or jurisdiction of organization unless it shall have (a) notified the Collateral Agent in writing at least thirty (30) days prior to any such change or establishment, identifying such new proposed name, identity or jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby to the extent such perfection and priority can be maintained by the filing of UCC financing statements , which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.
     6.2 Collateral Identification; Special Collateral.
          (a) As soon as available, and in any event within 90 days after the end of each Grantor’s fiscal year, commencing with the fiscal year in which the Effective Date occurs, each Grantor shall deliver to the Collateral Agent an Officers’ Certificate (i) either confirming that there has been no change in information, including any material amendments to any Material Contract, since the date of the Schedules 5.1, 5.2 and 5.5 delivered on the Effective Date or the date of the most recent Schedules 5.1, 5.2 and 5.5 delivered pursuant to this Section 6.2(a) and/or identifying such changes and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above (or in such Schedule) to the extent necessary to effect, protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
          (b) In the event that such Grantor hereafter acquires or has any material Commercial Tort Claim, it shall deliver to the Collateral Agent a completed Pledge Supplement together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.
     6.3 Ownership of Collateral and Absence of Other Liens.
          (a) Except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, other than Permitted Collateral Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein.
          (b) Upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify the Collateral Agent in writing of any event that has a Material Adverse Effect on the value of the Collateral or any portion thereof, the ability of such Grantor or the Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of the Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof.
          (c) Such Grantor shall not sell, transfer or assign (by operation of law or otherwise) or exclusively license to another Person any Collateral except as otherwise permitted by the Indenture.
     6.4 Status of Security Interest.

          (a) Subject to the limitations set forth in Section 6.4(b) hereof, such Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens (subject to Permitted Collateral Liens).
          (b) Notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) Control, (ii) foreign or domestic filings with respect to Intellectual Property or (iii) filings with registrars or similar governmental authorities of motor vehicles, vessels, aircraft or other property covered by a certificate of title.
     6.5 Goods and Receivables.
          (a) Such Grantor shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 5.6 attached hereto (as such schedule may be amended or supplemented from time to time) unless it shall have notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, together with all Supplements to Schedules thereto, at least thirty (30) days prior to any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Agent may reasonably request.
     6.6 Intellectual Property.
          (a) Such Grantor shall not do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of such Grantor or otherwise of material value may lapse, or become abandoned, canceled, dedicated to the public, forfeited, unenforceable or otherwise impaired, or which would adversely affect the validity, grant or enforceability of the security interest granted therein unless such Grantor shall have previously determined that the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not have a Material Adverse Effect.
          (b) Such Grantor shall not, with respect to any Trademark that is material to the business of such Grantor or otherwise of material value, cease the use of any of such Trademark or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the Effective Date, and such Grantor shall take all steps necessary to insure that licensees of such Trademarks use such consistent standards of quality.
          (c) Such Grantor shall, within thirty (30) days of the creation or acquisition or exclusive license of any copyrightable work that is material to the business of such Grantor or otherwise of material value, apply to register the Copyright in the United States Copyright Office or, where appropriate, any foreign counterpart and, in the case of an exclusive Copyright License in respect of a registered U.S. Copyright, record such license, in the United States Copyright Office.
          (d) Such Grantor shall promptly notify the Collateral Agent if it knows or has reason to know that any item of Intellectual Property that is material to the business of such Grantor or otherwise of material value may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the United States Patent and

Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (iv) the subject of any reversion or termination rights.
          (e) Such Grantor shall take all reasonable steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration or issuance of each Trademark, Patent, and Copyright owned by or exclusively licensed to such Grantor, including, but not limited to, those items on Schedule 5.2(II) attached hereto (as such schedule may be amended or supplemented from time to time) that is, in each case, material to the business of such Grantor or otherwise of material value.
          (f) In the event that any Intellectual Property owned by or exclusively licensed to any Grantor that is material to the business of such Grantor or otherwise of material value is infringed, misappropriated, diluted or otherwise violated by a third party, such Grantor shall promptly take all reasonable actions to stop such infringement, misappropriation, dilution or other violation and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;
          (g) Such Grantor shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets that are material to the business of such Grantor, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents.
          (h) Such Grantor shall use proper statutory notice in connection with its use of any of the Intellectual Property that is material to the business of such Grantor.
          (i) Such Grantor shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof. In connection with such collections, such Grantor may take (and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time during the occurrence and continuation of an Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.
SECTION 7. ACCESS; RIGHT OF INSPECTION; INSURANCE AND FURTHER ASSURANCES.
     7.1 Access; Right of Inspection; Insurance.
          (a) Upon reasonable prior notice to the Grantor and accompanied by a representative of the Grantor and subject to the rights of any tenants or other occupants of the property, the Collateral Agent shall have access during normal business hours to all the books, correspondence and records of each Grantor, and the Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to the Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. Upon reasonable prior notice to the Grantor and accompanied by a representative of the Grantor and subject to the rights of any tenants or other occupants of the property, the Collateral Agent and its representatives shall during normal business hours also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.
          (b) The Grantors will maintain or cause to be maintained, with financially sound and reputable (in each case, in the judgment of the applicable Grantor) insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the Collateral of the Grantors as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Grantors will maintain or cause to be maintained replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts on an “all-risk” basis, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, with (except for self insurance) financially sound and reputable (in each case, in the judgment of the applicable Grantor) insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the applicable Grantor and adequate and appropriate for the conduct of the business of the Grantors and their respective Subsidiaries in a prudent manner for entities similarly situated in the industry. Each such policy of insurance shall name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and provide for at least 30 days’ prior written notice to the Collateral Agent of any modification or cancellation of such policy.
     7.2 Further Assurances.
          (a) Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver, as applicable, all further instruments and documents and take all further actions that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby, subject to the limitations contained herein, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral:
          (i) file such financing or continuation statements, or amendments thereto, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to effect, reflect, perfect and preserve the security interests granted or purported to be granted hereby;
          (ii) at any reasonable time and with reasonable notice, upon request by the Collateral Agent, assemble the Collateral and allow inspection of the Collateral by the Collateral Agent, or persons designated by the Collateral Agent;
          (iii) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral; and

          (iv) furnish the Collateral Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Collateral Agent may reasonably request from time to time.
          (b) Each Grantor hereby authorizes the Collateral Agent to file financing or continuation statements as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Collateral Agent herein. Such UCC financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired, developed or created” or words of similar effect. Each Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail.
          (c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 5.2 attached hereto (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.
SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
     8.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any of the following actions, and to execute any instrument in connection therewith, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
          (a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Indenture;
          (b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
          (d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

          (e) to prepare and file any UCC financing statements against such Grantor as debtor;
          (f) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Collateral Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and
          (g) generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
     8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 9. REMEDIES.
     9.1 Generally.
          (a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
          (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;
          (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

          (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and
          (iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.
          (b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral trustee for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 9.1 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.1 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 9.1 shall in any way limit the rights of the Collateral Agent hereunder.
          (c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (d) The Collateral Agent shall have no obligation to marshal any of the Collateral.
     9.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement or the Indenture, all proceeds received by the Collateral Agent in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against, the Secured Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, and all other expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, and all amounts for which the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Collateral Agent) and all advances made by the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent in connection with the exercise of any right or remedy hereunder or under the Indenture, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     9.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.
     9.4 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral consisting of Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.
     9.5 Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Section 9 hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired, developed or created by such Grantor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.
     9.6 Intellectual Property.
          (a) Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:
          (i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property rights of such Grantor, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section 9.6, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property rights as provided in this Section 9.6, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or other violation;
          (ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to any Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;
          (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any other Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, any such Intellectual Property;
          (iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of any Intellectual Property of such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(2)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
          (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to any Intellectual Property of such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the other Secured Parties.
     9.7 Cash Proceeds; Collateral Accounts.
     (a) If any Event of Default shall have occurred and be continuing, in addition to the rights of the Collateral Agent specified in Section 6.5 hereof with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other near-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in a Collateral Account. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing.
     (b) If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance from any Collateral Account or instruct the bank at which any Collateral Account is maintained to pay the balance of any Collateral Account to or for the benefit of the Collateral Agent.
SECTION 10. COLLATERAL AGENT.

     10.1 Appointment. The Collateral Agent has been appointed pursuant to the Indenture to act as Collateral Agent hereunder. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Indenture. In furtherance of the foregoing provisions of this Section 10, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 10. The provisions of the Indenture relating to the Collateral Agent including, without limitation, the provisions relating to resignation or removal of the Collateral Agent, reimbursement of expenses and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference and shall survive any termination of the Indenture.
     10.2 Delegation of Duties. The Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Article 7 of the Indenture shall apply to any the Affiliates of the Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Article 7 of the Indenture shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Collateral Agent, (a) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Grantors and the Secured Parties, (a) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Collateral Agent and not to any Grantor, Secured Party or any other Person and no Grantor, Secured Party or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF NOTES.
     This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Indenture, any Secured Party may assign or otherwise transfer any Notes held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise. Upon the payment in full of all Secured Obligations, (i) the security interest granted hereby shall automatically terminate hereunder and of record and (ii) all rights to the Collateral shall revert to the Grantors. Upon any such termination the Collateral Agent shall, at the Grantors’ expense, execute and deliver to the Grantors or otherwise authorize the filing of such documents as the Grantors shall reasonably request, including UCC financing statement amendments to evidence such termination. Upon any disposition or release of Collateral pursuant to the Indenture, the Liens granted herein upon such Collateral shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as such Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including UCC financing statement amendments to evidence such release.
SECTION 12. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
     The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 7.07 of the Indenture.
     Notwithstanding anything to the contrary herein, the following provisions shall govern the Collateral Agent’s rights, powers, obligations and duties under this Agreement:
          (a) Notwithstanding anything herein to the contrary, in no event shall the Collateral Agent have any obligation to inquire or investigate as to the correctness, veracity or content of any instruction received from the Trustee or pursuant to any other Notes Documents. In no event shall the Collateral Agent have any liability in respect of any such instruction received by it and relied on with respect to any action or omission taken pursuant thereto.
          (b) Neither the Collateral Agent nor any of its experts, officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it under or in connection with this Agreement or any of the other Notes Documents (except for its gross negligence or willful misconduct), or (ii) responsible in any manner for any recitals, statements, representations or warranties (other than its own recitals, statements, representations or warranties) made in this Agreement or any of the other Notes Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any of the other Notes Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Notes Documents or for any failure of the Grantors or any other Person to perform their obligations hereunder and thereunder. The Collateral Agent shall not be under any obligation to any Person to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this

Agreement or any of the other Notes Documents or to inspect the properties, books or records of the Grantors, (ii) whether or not any representation or warranty made by any Person in connection with this Agreement or any of the other Notes Documents is true, (iii) the performance by any Person of its obligations under this Agreement or any of the other Notes Documents or (iv) the breach of or default by any Person of its obligations under this Agreement or any of the other Notes Documents.
          (c) The Collateral Agent shall not be bound to (i) account to any Person for any sum or the profit element of any sum received for its own account; (ii) disclose to any other Person any information relating to the Person if such disclosure would, or might, constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person; (iii) be under any fiduciary duties or obligations other than those for which express provision is made in this Agreement or in any of the other Notes Documents to which it is a party; or (iv) be required to take any action that it believes, based on advice of counsel, is in conflict with any applicable law, this Agreement or any of the other Notes Documents, or any order of any court or administrative agency.
          (d) The Collateral Agent shall be authorized to, but shall not be responsible for, filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or monitoring or maintaining the perfection of any security interest in the Collateral. It is expressly agreed, to the maximum extent permitted by applicable law, that the Collateral Agent shall have no responsibility for (i) taking any necessary steps to preserve rights against any Person with respect to any Collateral or (ii) taking any action to protect against any diminution in value of the Collateral, but, in each case (A) subject to the requirement that the Collateral Agent may not act or omit to take any action if such act or omission would constitute gross negligence or willful misconduct and (B) the Collateral Agent may do so and all expenses reasonably incurred in connection therewith shall be part of the Secured Obligations.
          (e) The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith, except to the extent of the Collateral Agent’s gross negligence or willful misconduct.
          (f) The Collateral Agent shall not be responsible for, nor incur any liability with respect to, (i) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interest in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part under this Agreement or any of the other Notes Documents, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, (ii) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (iii) the validity of the title of the Grantors to the Collateral, (iv) insuring the Collateral or (v) the payment of taxes, charges or assessments upon the Collateral or otherwise as to the maintenance of the Collateral.
          (g) Notwithstanding anything in this Agreement or any of the other Notes Documents to the contrary, (i) in no event shall the Collateral Agent or any officer, director, employee, representative or agent of the Collateral Agent be liable under or in connection with this Agreement or any of the other Collateral Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including, but not limited to, lost profits or loss of opportunity, whether or not foreseeable, even if the Collateral Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought; and (ii) the Collateral Agent shall be afforded all of the rights, powers, immunities and indemnities that are set forth in this Agreement in all of the other Notes Documents to which it is a signatory as if such rights, powers, immunities and indemnities were specifically set out in each such Notes Document. In no event shall the Collateral Agent be obligated to invest any amounts received by it hereunder.
          (h) The Collateral Agent shall be entitled conclusively to rely, and shall be fully protected in relying, upon any note, writing, resolution, request, direction, certificate, notice, consent, affidavit, letter, cablegram, telegram, telecopy, email, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and/or upon advice and/or statements of legal counsel, independent accountants and other experts selected by the Collateral Agent and need not investigate any fact or matter stated in any such document. Any such statement of legal counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any of the other Notes Documents (i) if such action would, in the reasonable opinion of the Collateral Agent (which may be based on the opinion of legal counsel), be contrary to applicable law or any of the Notes Documents, (ii) if such action is not provided for in this Agreement or any of the other Notes Documents, (iii) if, in connection with the taking of any such action hereunder or under any of the other Notes Documents that would constitute an exercise of remedies hereunder or under any of the other Notes Documents, it shall not first be indemnified to its satisfaction by the Holders against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action, or (iv) if, notwithstanding anything to the contrary contained in this Agreement, in connection with the taking of any such action that would constitute a payment due under any agreement or document, it shall not first have received from the Holders or the Grantors funds equal to such amount payable. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the other Notes Documents in accordance with a request of the requisite percentage of Holders under the Indenture, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the other Holders and the Trustee.
          (i) The Collateral Agent shall not be deemed to have actual, constructive, direct or indirect knowledge or notice of the occurrence of any Default unless and until the Collateral Agent has received a written notice or a certificate from the Grantors or the Trustee stating that a Default has occurred. The Collateral Agent shall have no obligation whatsoever either prior to or after receiving such notice or certificate to inquire whether a Default has in fact occurred and shall be entitled to rely conclusively, and shall be fully protected in so relying, on any notice or certificate so furnished to it. No provision of this Agreement or any of the other Notes Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement, any of the other Notes Documents or the exercise of any of its rights or powers, and, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability, including an advance of moneys necessary to perform work or to take the action requested, is not reasonably assured to it, the Collateral Agent may decline to act unless it receives indemnity satisfactory to it in its sole discretion, including an advance of moneys necessary to take the action requested. The Collateral Agent shall be under no obligation or duty to take any action under this Agreement or any of the other Notes Documents or otherwise if taking such action (i) would subject the Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified.
     The rights, protections, immunities and indemnities in favor of the Collateral Agent in the Indenture, including, but not limited to, those contained in Article 7 and Article 10 thereof, shall be incorporated herein by reference and shall form a part of this Agreement.
SECTION 13. DESTRUCTION, CONDEMNATION AND RESTORATION.
     13.1 Availability of Proceeds. Any Proceeds received by any Grantor or its affiliates as a result of any Destruction shall be applied in accordance with the Event of Loss provisions set forth in the Indenture.
SECTION 14. MISCELLANEOUS.
     Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 13.02 of the Indenture. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Security Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Security Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Indenture, assign any right, duty or obligation hereunder. This Agreement and the other Security Documents embody the entire agreement and understanding between the Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Security Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.
     No amendment, restatement, supplement, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of the applicable Grantors and the Collateral Agent (or its authorized agent) (acting in accordance with the Indenture); provided, however, that, notwithstanding the foregoing, (a) any amendment, restatement, supplement or other modification of this Agreement that has the effect solely of adding or maintaining Collateral, securing additional indebtedness or preserving, perfecting or establishing the Liens thereon or the rights of the Collateral Agent therein will become effective when executed and delivered by the applicable Grantors party thereto and the Collateral Agent, and (b) no amendment, restatement, supplement or other modification of this Agreement that imposes any obligation upon the Collateral Agent or adversely affects the rights of the Collateral Agent, in each case, solely in its capacity as such, will become effective without the consent of the Collateral Agent. Any waiver by the Collateral Agent shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the Collateral Agent or the obligations of the Grantors to the Collateral Agent in any other respect or at any other time.
     Notwithstanding the foregoing, the Collateral Agent and each applicable Grantor may, without the consent of any other Secured Party, enter into any amendment, restatement, supplement or other modification of this Agreement to cure any ambiguity, defect or inconsistency or to correct or supplement any provision in such document that may be inconsistent with any other provision of a Security Document, or to further the intended purposes thereof or to provide additional benefits or rights to the Secured Parties, so long as prior to the execution of any such amendment, restatement, supplement or other modification, each applicable Grantor shall have delivered to the Collateral Agent an Officers’ Certificate in form and substance reasonably satisfactory to the Collateral Agent to the effect that such amendment, modification or waiver complies with the foregoing requirements.
     There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     If any provision of this Agreement limits, qualifies or conflicts with the duties imposed by the Trust Indenture Act of 1939 as in effect on the date of this Agreement, the imposed duties shall control.
          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
SECTION 15. RESOLUTION OF DRAFTING AMBIGUITIES.
     Each Grantor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., Collateral Agent or Trustee) shall not be employed in the interpretation hereof.
SECTION 16. WAIVER OF JURY TRIAL.
          EACH OF THE GRANTORS AND THE COLLATERAL AGENT HEREBY IRREOVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED

BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER NOTES DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[Signature Pages Follow]

          IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MASON FAMILY RESORTS, LLC, as Grantor

By:	Great Wolf Lodge of PKI, LLC
its Sole Member

By:	GWR Operating Partnership, L.L.L.P.
its Sole Member

By:	GWR OP General Partner, LLC
its General Partner

By:	Great Wolf Resorts, Inc.
its Sole Member

By:	/s/ J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary

GREAT WOLF LODGE OF GRAPEVINE, LLC, as Grantor

By:	GWR Operating Partnership, L.L.L.P.
its Sole Member

By:	GWR OP General Partner, LLC
its General Partner

By:	Great Wolf Resorts, Inc.
its Sole Member

By:	/s/ J. Michael Schroeder

Name: J. Michael Schroeder
Title: Corporate Secretary

GREAT WOLF WILLIAMSBURG SPE, LLC, as Grantor
By:	/s/ J. Michael Schroeder
	Name:	J. Michael Schroeder
	Title:	Authorized Representative

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ R. Jason Fry

Name: R. Jason Fry
Title: Vice President

SCHEDULE 1.1
TO SECURITY AGREEMENT
EXCLUDED REAL PROPERTY:
(a)	Parcel “B”:

All that certain lot, piece or parcel of land, with the buildings and improvements thereon, consisting of 1.5 acres, more or less, more particularly described as “Parcel B’ on that certain plat entitled “SUBDIVISION OF THE PROPERTY OF THE RUBY F. STEVENS LIMITED LIABILITY COMPANY, BRUTON MAGISTERIAL DISTRICT, COUNTY OF YORK, VIRGINIA,” prepared by LandMark Design Group, dated August 5, 2003, and recorded in the Clerk’s Office of the Circuit Court for York County, Virginia, as Instrument No. 030024958, on August 8, 2003.

Together with all and singular the buildings and improvements thereon, the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

Subject, however, to all easements, conditions and restrictions of record affecting said property.

Being a portion of the same property acquired by Williamsburg Meadows, LLC, by Deed dated December 29, 1999, of record in the Clerk’s Office as Instrument No. 0000022225 and by Deed dated February 8, 2002 as Instrument No. 0200022502.

(b)	Parcel “C”:

ALL THAT certain lot, piece or parcel of land lying, being and situate in the County of York, Virginia, containing 1.4955 acres, more or less, designated as “Parcel C’ on that certain plat entitled “SUBDIVISION OF PARCEL A, BEING THE PROPERTY OF GREAT WOLF WILLIAMSBURG SPE, LLC, A DELAWARE LIMITED LIABILITY COMPANY, BRUTON DISTRICT, YORK COUNTY, VIRGINIA,” prepared by LandMark Design Group, dated November 21, 2008 and recorded on January 15, 2009, in the Clerk’s Office of the Circuit Court for the County of York, Virginia, as Instrument No. 090000721, to which reference is here made for a more complete description of the property.

Together with the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

BEING a portion of the property conveyed to Great Wolf Williamsburg SPE, LLC hereby by Deed dated February 6, 2008, from Great Wolf Lodge of Williamsburg, LLC, a Delaware limited liability company, which deed was recorded February 7, 2008, in the Clerk’s Office of the Circuit Court for the County of York, Virginia, as Instrument Number 080002306.

(c)	Other Real Property Interests:

None
SCHEDULE 1.1-1

SCHEDULE 5.2
TO SECURITY AGREEMENT
GENERAL INFORMATION
(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

			Chief Executive
Full Legal	Type of	Jurisdiction of	Office/Sole Place of
Name	Organization	Organization	Business	Organization I.D.#
Great Wolf	Limited liability	Delaware	122 West Washington	4471366
Williamsburg SPE,	company		Avenue Suite 600
LLC			Madison, Wisconsin
			53703

Mason Family	Limited liability	Delaware	122 West Washington	3957245
Resorts, LLC	company		Avenue Suite 600
			Madison, Wisconsin
			53703

Great Wolf Lodge of	Limited liability	Delaware	122 West Washington	4035122
Grapevine, LLC	company		Avenue Suite 600
			Madison, Wisconsin
			53703
(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name
Great Wolf Williamsburg SPE, LLC	Great Wolf Lodge

Mason Family Resorts, LLC	Great Wolf Lodge

Great Wolf Lodge of Grapevine, LLC	Great Wolf Lodge
(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

None.

(D)	Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement
Great Wolf Williamsburg SPE, LLC	Loan Agreement, dated as of August 4, 2008, by and between Great Wolf Williamsburg SPE, LLC, as borrower, Calyon New York Branch and Capmark Bank, as lenders and Calyon New York Branch, as agent.
SCHEDULE 5.2-1

Grantor	Description of Agreement
Mason Family Resorts, LLC	Loan Agreement, dated as of November 30, 2005, by and between Mason Family Resorts, LLC, as borrower, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc., as administrative agent and each of the other financial institutions party thereto, as lenders.

Great Wolf Lodge of Grapevine, LLC	Loan Agreement, dated as of July 28, 2006, by and between Great Wolf Lodge of Grapevine, LLC, as borrower, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc., as administrative agent and each of the other financial institutions party thereto, as lenders.
SCHEDULE 1.1-2

SCHEDULE 5.3
TO SECURITY AGREEMENT
COLLATERAL IDENTIFICATION
I. INVESTMENT RELATED PROPERTY
(A) Pledged Debt:
None.
(B) Securities Account:
None.
(C) Deposit Accounts:

	Name of Depositary
Grantor	Bank	Account Number	Account Name
Great Wolf Williamsburg SPE, LLC	Wachovia Bank	2000036285156	Great Wolf Williamsburg SPE, LLC

Mason Family Resorts, LLC	Wachovia Bank	2000027325559	Mason Family Resorts, LLC

Mason Family Resorts, LLC	Fifth Third Bank	7023382950	Mason Family Resorts, LLC

Mason Family Resorts, LLC	Fifth Third Bank	7023382786	Mason Family Resorts, LLC

Great Wolf Lodge of Grapevine, LLC	Wachovia Bank	2000033038157	Great Wolf Lodge of Grapevine, LLC

Great Wolf Lodge of Grapevine, LLC	Wachovia Bank	2000036284092	Great Wolf Lodge of Grapevine, LLC

Great Wolf Lodge of Grapevine, LLC	Wachovia Bank	2000036284102	Great Wolf Lodge of Grapevine, LLC
(D) Commodity Contracts and Commodity Accounts:
None.
SCHEDULE 5.3-1

II. INTELLECTUAL PROPERTY
(A)	Copyrights

None.

(B)	Copyright Licenses

None.

(C)	Patents

None.

(D)	Patent Licenses

None.

(E)	Trademarks

None.

(F)	Trademark Licenses

None.

(G)	Trade Secret Licenses

None.
III. COMMERCIAL TORT CLAIMS
None.
IV. LETTER OF CREDIT RIGHTS
None.
V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL
None.
SCHEDULE 5.3-2

VI. MATERIAL CONTRACTS

Grantor	Description of Material Contract
Mason Family Resorts, LLC	Management Services Contract dated May 4, 2005 between Great Lakes Services, LLC (as “Manager”) and Mason Family Resorts, LLC (as “Owner”)

Mason Family Resorts, LLC	License Agreement dated May 4, 2005 between Great Lakes Services, LLC (as “Licensor”) and Mason Family Resorts, LLC (as “Licensee”)

Mason Family Resorts, LLC	Reservation Services Agreement dated May 4, 2005 between Great Lakes Services, LLC (as “Service Provider”) and Mason Family Resorts, LLC (as “Owner”)

Great Wolf Lodge of Grapevine, LLC	Reservation Services Agreement dated July 26, 2006 between Great Lakes Services, LLC (as “Service Provider”) and Great Wolf Lodge of Grapevine, LLC (as “Owner”)

Great Wolf Lodge of Grapevine, LLC	License Agreement dated July 26, 2006 between Great Lakes Services, LLC (as “Licensor”) and Great Wolf Lodge of Grapevine, LLC (as “Licensee”)

Great Wolf Lodge of Grapevine, LLC	Management Services Contract dated July 26, 2006 between Great Lakes Services, LLC (as “Manager”) and Great Wolf Lodge of Grapevine, LLC (as “Owner”)

Great Wolf Williamsburg SPE, LLC*	Management Services Contract dated December 20, 2004 between Great Lakes Services, LLC (as “Manager”) and Great Wolf Lodge Williamsburg, LLC (as “Owner”)

Great Wolf Williamsburg SPE, LLC*	License Agreement dated December 20, 2004 between Great Lakes Services, LLC (as “Licensor”) and Great Wolf Lodge Williamsburg, LLC (as “Owner”)

Great Wolf Williamsburg SPE, LLC*	Reservation Services Agreement dated December 20, 2004 between Great Lakes Services, LLC (as “Service Provider”) and Great Wolf Lodge Williamsburg, LLC (as “Owner”)

*	Each of these agreements was originally held by Great Wolf Lodge Williamsburg, LLC but was assigned to Great Wolf Williamsburg SPE, LLC in January 2008.
SCHEDULE 5.3-3

SCHEDULE 5.5
TO SECURITY AGREEMENT
FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)
Mason Family Resorts, LLC	Secretary of State of the State of Delaware

Great Wolf Lodge of Grapevine, LLC	Secretary of State of the State of Delaware

Great Wolf Williamsburg SPE, LLC	Secretary of State of the State of Delaware
SCHEDULE 5.4-1

SCHEDULE 5.6
TO SECURITY AGREEMENT
LOCATION OF EQUIPMENT AND INVENTORY:

	Great Wolf
	Williamsburg		Great Wolf Lodge of
	SPE, LLC	Mason Family Resorts,	Grapevine, LLC
	(York County,	LLC	(Tarrant County,
Fixed Assets	Virginia)	(Warren County, Ohio)	Texas)
Fixed asset 5 year life	$10,344,581.60	$7,300,522.49	$2,800,001.50
Fixed asset 7 year life	$3,676,661.50	$540,372.04	$145,995.64
Fixed asset 9 year life	$8,053,173.08	$10,193,393.79	$17,140,719.02
Fixed asset 10 year life	$1,320,618.19	$938,272.03	$162,050.65
Fixed asset 12 year life	$26,507,492.76	$20,877,582.06	$28,595,491.29
Fixed asset 15 year life	$4,538,805.22	$18,581,549.12	$304,938.51
Fixed asset 20 year life	$26,822,991.17	$30,510,802.15	$48,224,207.41
Fixed asset 25 year life	$2,187,240.60	$6,808,832.96	$640,920.38
Fixed asset 40 year life	$27,210,751.87	$18,841,885.33	$98,105,493.88
Fixed asset – land	$11,843,751.00	$6,599,999.51	$13,562,588.00
Construction in Process	$10,527.49	$25,221.19	$128,269.21

TOTAL FIXED ASSETS	$122,516,594.48	$121,218,432.67	$209,810,675.49

	Great Wolf
	Williamsburg		Great Wolf Lodge of
	SPE, LLC	Mason Family Resorts,	Grapevine, LLC
	(York County,	LLC	(Tarrant County,
Inventory	Virginia)	(Warren County, Ohio)	Texas)
Uniform Inventory	$38,874.25	$6,999.98	$40,536.80
Beverage Inventory	$19,585.16	$22,012.97	$21,536.13
Food Inventory	$60,752.90	$126,903.95	$85,711.17
Inventory Cub Club Edutainment	$21,666.33	N/A	N/A
Inventory Miscellaneous – Tattoo Booth	$3,429.47	N/A	$1,604.25
Gift Shop Inventory	$508,940.91	$395,591.26	$515,970.87
Gift Shop- Packages	N/A	N/A	N/A
Gift Shop – Photo Shop	N/A	N/A	$6,106.38
Arcade Inventory	$30,781.81	$47,890.35	$55,100.67
Inventory Magiquest Retail	$84,710.35	$90,509.53	$159,212.73
Spa Inventory	$65,325.84	$30,311.32	$60,864.05

TOTAL INVENTORY	$834,067.02	$720,219.36	$946,643.05
SCHEDULE 5.5-1

EXHIBIT A
TO SECURITY AGREEMENT
PLEDGE SUPPLEMENT
     This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR] a [______] [corporation] (the “Grantor”) pursuant to that certain Security Agreement, dated as of April 7, 2010 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among MASON FAMILY RESORTS, LLC, a Delaware limited liability company (“Mason Resorts”), GREAT WOLF LODGE OF GRAPEVINE, LLC, a Delaware limited liability company (“GW Grapevine”), GREAT WOLF WILLIAMSBURG SPE, LLC, a Delaware limited liability company (“Williamsburg SPE”; and together with Mason Resorts and GW Grapevine, each a “Grantor”, and collectively, the “Grantors”), and U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent for the benefit of the Secured Parties (as hereinafter defined). Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.
     Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, a security interest in all of Grantor’s right, title and interest in, to and under all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.
          THIS PLEDGE SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).
     IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:

Name:
Title:
EXHIBIT A-1

SUPPLEMENT TO SCHEDULE 5.2
TO SECURITY AGREEMENT
Additional Information:
GENERAL INFORMATION
(A)	Full Legal Name, Type of Organization, Jurisdiction of Organization, Chief Executive Office/Sole Place of Business and Organizational Identification Number of each Grantor:

Chief Executive
Full Legal	Type of	Jurisdiction of	Office/Sole Place of
Name	Organization	Organization	Business	Organization I.D.#

(B)	Other Names (including any Trade Name or Fictitious Business Name) under which each Grantor currently conducts business:

Full Legal Name	Trade Name or Fictitious Business Name

(C)	Changes in Name, Jurisdiction of Organization, Chief Executive Office or Sole Place of Business and Corporate Structure within past five (5) years:

Grantor	Date of Change	Description of Change

(D)	Agreements pursuant to which any Grantor is bound as debtor within past five (5) years:

Grantor	Description of Agreement

EXHIBIT A-2

SUPPLEMENT TO SCHEDULE 5.3
TO SECURITY AGREEMENT
COLLATERAL IDENTIFICATION
I. INVESTMENT RELATED PROPERTY
Pledged Debt:

		Original	Outstanding
		Principal	Principal
Grantor	Co-Issuer	Amount	Balance	Issue Date	Maturity Date

Securities Account:

Share of Securities
Grantor	Intermediary	Account Number	Account Name

Deposit Accounts:

Name of Depositary
Grantor	Bank	Account Number	Account Name

Commodity Contracts and Commodity Accounts:

Name of Commodity
Grantor	Intermediary	Account Number	Account Name

II. INTELLECTUAL PROPERTY
(A)	Copyrights

			Registration	Registration Date
Grantor	Jurisdiction	Title of Work	Number (if any)	(if any)

(B)	Copyright Licenses
EXHIBIT A-3

Registration Number (if
	Description of Copyright	any) of underlying
Grantor	License	Copyright	Name of Licensor

(C)	Patents

Patent
			Number/(Application	Issue Date/(Filing
Grantor	Jurisdiction	Title of Patent	Number)	Date)

(D)	Patent Licenses

	Description of Patent	Patent Number of underlying
Grantor	License	Patent	Name of Licensor

(E)	Trademarks

Registration
			Number/(Serial	Registration
Grantor	Jurisdiction	Trademark	Number)	Date/(Filing Date)

(F)	Trademark Licenses

	Description of	Registration Number of
Grantor	Trademark License	underlying Trademark	Name of Licensor

(G)	Trade Secret Licenses

	Description of Trade Secret	Number of underlying Trade
Grantor	License	Secret	Name of Licensor

EXHIBIT A-4

III. COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

IV. LETTER OF CREDIT RIGHTS

Grantor	Description of Letters of Credit

V. WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Name and Address of Third
Grantor	Description of Property	Party

VI. MATERIAL CONTRACTS

Grantor	Description of Material Contract

EXHIBIT A-5

SUPPLEMENT TO SCHEDULE 5.5
TO SECURITY AGREEMENT
FINANCING STATEMENTS:

Grantor	Filing Jurisdiction(s)

EXHIBIT A-6

SUPPLEMENT TO SCHEDULE 5.6
TO SECURITY AGREEMENT
Additional Information:

Grantor	Location of Equipment and Inventory

EXHIBIT A-7